Exhibit 99.1

COMPANY CONTACT:
Steve P. Loomis,
Chief Financial Officer sloomis@cardiodynamics.com
800-778-4825 Ext. 1015

CardioDynamics Shareholders Approve One-for-Seven Reverse Split of

Company’s Common Stock and Trading in Post-split Shares Begins May 9, 2008

Split Intended to Maintain Nasdaq Listing and Attract Additional Investors

as Company Enters Next Growth Phase

SAN DIEGO, CA—May 8, 2008—CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ® impedance cardiography (ICG) technology, today announced the reverse split of 1 for 7 shares of the Company’s common stock was approved by its Shareholders at the Company’s Annual Shareholders Meeting earlier today.

The record date for the reverse split has been designated as the close of business today, May 8, 2008. The Company’s common stock will begin trading tomorrow, May 9, 2008, on The Nasdaq Capital Market on a split-adjusted basis. The Company’s stock will trade under the symbol “CDICD” for a period of approximately twenty trading days following the implementation of the reverse split to denote the reverse split, after which time, the trading symbol will revert to “CDIC”. In the reverse split, each seven shares of CardioDynamics common stock issued and outstanding will be combined into one share of common stock, which initially should have the effect of proportionately increasing the stock price. Following the reverse split, the total number of shares outstanding will be reduced to approximately 7.2 million shares. Additional information regarding the reverse stock split can be found in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on May 9, 2008.

Michael K. Perry, CardioDynamics Chief Executive Officer, stated, “We appreciate the confidence in our Company the shareholders have shown through their overwhelming support of the reverse stock split, with 87% of the voted shares in favor of the proposal. The approval will help us maintain our Nasdaq listing, improves our capital structure and has the potential to attract a greater level of interest among investors and analysts. Additionally, the timing is complementary with our Company’s five consecutive quarters of revenue growth, international sales momentum, continued growth plan for 2008, and intense focus on achieving positive operating cash flow by the fourth quarter of 2008. Collectively, we believe these factors are catalysts for growth in shareholder value.”

The Company also reported that all other proposals presented at the Annual Meeting were approved including re-election of its Board of Directors and ratification of the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ® Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ® ICG products. The Company’s BioZ® ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems, and Mindray. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as those relating to future growth and positive cash flows, the timing for the effectiveness of the reverse split, the anticipated increase in the per share trading price of the stock, and the Company’s ability to regain compliance with NASDAQ listing standards and remain listed on NASDAQ,, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ® product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.